SCHEDULE 14C

(RULE 14C-101)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Definitive Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

EarthFirst Technologies, Incorporated
(Name of Registrant As Specified In Its Charter)

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	(1)	Title of each class of securities to which transaction applies:

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☐	check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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EARTHFIRST TECHNOLOGIES, INCORPORATED

2515 E Hanna Avenue, Tampa, Florida 33610

INFORMATION STATEMENT

PURSUANT TO SECTION 14

OF THE SECURITIES EXCHANGE ACT OF 1934

AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE NOT REQUESTED TO SEND US A PROXY

Tampa, Florida
*, 2007

This information statement has been mailed on or about *, 2007 to the stockholders of record on October 18, 2007 (the “Record Date”) of EarthFirst Technologies, Incorporated, a Florida corporation (the “Company”) in connection with certain actions to be taken pursuant to the written consent of the stockholders of the Company holding a majority of the outstanding shares of common stock, dated as of October 18, 2007. The actions to be taken pursuant to the written consent shall be taken on or about *, 2007, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

By Order of the Board of Directors,

/s/ John D. Stanton
Chairman of the Board

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED *, 2007

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to the written consent of stockholders holding a majority of the outstanding shares of common stock dated October 18, 2007, in lieu of a special meeting of the stockholders. Such action will be taken on or about *, 2007.

The Company will amend its Certificate of Incorporation in order to effect a reverse stock split of the issued and outstanding shares of the common stock, par value $.0001 per share (the “Common Stock”), of the Company at a ratio of either (i) one-for-twenty, (ii) one-for-sixty, (iii) one-for-one hundred, or (iv) one-for-one hundred ten, as determined at the discretion of the board of directors to be in the best interests of the Company without further approval from our stockholders (the “Reverse Stock Split”).

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company’s authorized capitalization consisted of 750,000,000 shares of Common Stock, of which 609,210,494 shares were issued and outstanding as of the Record Date. Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. However, because stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as at the Record Date have voted in favor of the foregoing proposals by resolution dated October 18, 2007; and having sufficient voting power to approve such proposals through their ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on *, 2007.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to stockholders pursuant to Section 607.0704 of the Florida Business Corporation Act.

REVERSE STOCK SPLIT

On October 18, 2007, the stockholders of the Company holding a majority of the shares of Common Stock of the Company authorized the Company’s Board of Directors, in its discretion, to amend the Articles of Incorporation to effect a reverse stock split of the issued and outstanding shares of our Common Stock at a ratio of either (i) one-for-twenty, (ii) one-for-sixty, (iii) one-for-one hundred, or (iv) one-for-one hundred ten, as determined at the discretion of the board of directors to be in the best interests of the Company without further approval from our stockholders (the “Reverse Stock Split”). The Board of Directors believes that approval of a range of reverse split ratios, rather than approval of a specific reverse split ratio, provides the Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split.

The reverse stock split will be affected by filing an amendment to our Certificate of Incorporation with the State of Florida. The certificate of amendment will effect a reverse stock split of the shares by reducing the number of issued and outstanding shares of common stock by the ratio determined by the board of directors to be in the best interests of the Company and its stockholders, but will not change the number of authorized shares of common stock or preferred stock or the par value of the common stock or preferred stock. A copy of the proposed amendment to our certificate of incorporation effecting the (i) one-for-twenty, (ii) one-for-sixty, (iii) one-for-one hundred, or (iv) one-for-one hundred ten reverse stock split is attached at the back of this information statement as Exhibit A.

Reasons for the Reverse Stock Split

If the board of directors otherwise determines that a reverse stock split is in our best interests or in the best interests of our stockholders, the board will proceed with a reverse stock split without further authorization of our stockholders. The reason for the reverse stock split is to increase the per share stock price. The Board of Directors believes that a higher stock price would help the Company attract and retain employees and other service providers. The Board of Directors believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the Company’s market capitalization. If the reverse stock split successfully increases the per share price of our common stock, the Board of Directors believes this increase will enhance our ability to attract and retain employees and service providers. Further, in deciding at what ratio to effectuate the reverse stock split, the Board of Directors will consider that our common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Most investment funds are reluctant to invest in lower priced stocks

The increase in the number of authorized but unissued shares of common stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, acquisitions of businesses and assets, stock splits and dividends, present and future employee benefit programs and other corporate purposes. There are currently no plans, proposals or arrangements by the Company to use the additional authorized shares of common stock for the purpose of acquisitions of businesses and assets. In addition, the Board of Directors believes that having additional authorized but unissued shares of common stock through the effectuation of the reverse stock split could have a number of effects on the Company’s stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. This will make it more difficult for those seeking to control the Company and remove its board at one time. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

There are currently no plans, arrangements, commitments or understandings for the issuance of the additional shares of Common Stock which are proposed to be authorized.

Potential Disadvantages to the Reverse Stock Split

Reduced Market Capitalization. As noted above, the principal purpose of the reverse stock split would be to help maintain the price of our common stock at a higher level. We cannot assure you that the Reverse Stock Split will accomplish this objective. While we expect that the reduction in our outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that the Reverse Stock Split will increase the market price of our common stock by a multiple equal to the number of pre-split shares in the reverse split ratio determined by the Board of Directors, which will be either 80, 90, 100 or 110, or result in any permanent increase in the market price, which can be dependent upon many factors, including our business and financial performance and prospects. Should the market price decline after the Reverse Stock Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. In some cases the stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. Accordingly, we cannot assure you that the market price of our common stock immediately after the effective date of the proposed reverse stock split will be maintained for any period of time or that the ratio of post and pre-split shares will remain the same after the reverse stock split is effected, or that the Reverse Stock Split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the Reverse Stock Split. A Reverse Stock Split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the Reverse Stock Split, then our overall market capitalization will be reduced.

Increased Transaction Costs. The number of shares held by each individual stockholder will be reduced if the reverse stock split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Liquidity. Although the board believes that the decrease in the number of shares of our common stock outstanding as a consequence of the reverse stock split and the anticipated increase in the price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split.

Authorized Shares; Future Financings. Upon effectiveness of such a 1-for-20, 1-for-60, 1-for-100 or 1-for-110 stock split, the number of authorized shares of common stock that are not issued or outstanding, as of October 18, 2007, would increase from approximately 110,119,191 shares to approximately 719,529,485, 739,843,162, 743,905,897, and 744,921,581 shares, respectively. As a result, we will have an increased number of authorized but unissued shares of common stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interests of our current stockholders may be diluted.

In addition, commencing with the effective date of the reverse stock split, all outstanding options and warrants entitling the holders thereof to purchase shares of the Company’s common stock will entitle such holders to receive, upon exercise of their options, one-sixtieth of the number of shares of the Company’s common stock which such holders may purchase upon exercise of their options. In addition, commencing on the effective date of the reverse stock split, the exercise price of all outstanding options will be increased accordingly.

Effect on Fractional Shares

A reverse stock split would result in some stockholders owning a fractional share of common stock. For example, if a 1-for-100 reverse stock split were to be implemented, the shares owned by a stockholder with 1112 shares would be converted into 11.12 shares. In lieu of issuing fractional shares, the Company will issue to any shareholder who otherwise would have been entitled to receive a fractional share as a result of the reverse split an additional full share of its common stock.

Implementation and Effect of the Reverse Stock Split

If approved by our stockholders at the annual meeting, and if a majority of our board of directors determines that effecting a reverse stock split at either (i) one-for-eighty, (ii) one-for-ninety, (iii) one-for-one hundred, or (iv) one-for-one hundred ten is in our best interests and the best interests of our stockholders, following such determinations, the board will effect the reverse stock split by directing management to file the certificate of amendment with the Florida Secretary of State at such time as the board has determined is the appropriate effective time for the reverse stock split. The reverse stock split will become effective at the time specified in the certificate of amendment after the filing of the amendment with the Florida Secretary of State, which we refer to as the “effective time”. At the effective time, the other amendments approved by our stockholders will be deemed abandoned.

We estimate that, following the reverse stock split, we would have approximately the same number of stockholders and the completion of the reverse stock split would not affect any stockholder’s proportionate equity interest in our company. By way of example, a stockholder who owns a number of shares that prior to the reverse stock split represented one-half of a percent of the outstanding shares of the company would continue to own one-half of a percent of our outstanding shares after the reverse stock split. The reverse stock split also will not affect the number of shares of common stock that our board of directors is authorized to issue under our articles of incorporation, which will remain unchanged at 750,000,000 shares. However, it will have the effect of increasing the number of shares available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split.

Exchange of Stock Certificates and Payment for Fractional Shares

Exchange of Stock Certificates. Promptly after such an effective time, you would be notified that the reverse stock split has been effected and the applicable ratio. Our stock transfer agent, Continental Stock Transfer & Trust Company, whom we refer to as the “exchange agent”, would implement the exchange of stock certificates representing outstanding shares of common stock. You would be asked to surrender to the exchange agent certificates representing your pre-split shares in exchange for certificates representing your post-split shares in accordance with the procedures to be set forth in a letter of transmittal which we would send to you. You would not receive a new stock certificate representing your post-split shares until you surrender your outstanding certificate(s) representing your pre-split shares, together with the properly completed and executed letter of transmittal to the exchange agent. We would not issue scrip or fractional shares, or certificates for fractional shares, in connection with the reverse stock split. Should you be entitled to receive fractional shares because you hold a number of shares not evenly divisible by the relevant reverse split number selected by our board of directors (which will be either eight or ten), you will be entitled, upon surrender to the exchange agent of certificates representing such shares, to receive an additional full share of common stock.

IF THIS REVERSE SPLIT WERE TO BE EFFECTED, PLEASE DO NOT DESTROY ANY STOCK CERTIFICATE OR SUBMIT ANY OF YOUR CERTIFICATES UNTIL YOU ARE REQUESTED TO DO SO.

Effect of Failure to Exchange Stock Certificates. Upon the filing of the amendment to our certificate of incorporation with the Georgia Secretary of State, each certificate representing shares of our common stock outstanding prior to the that time would, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of our common stock. However, a holder of such unexchanged certificates would not be entitled to receive any dividends or other distributions payable by us after the effective date, until the old certificates have been surrendered. Such dividends and distributions, if any, would be accumulated, and at the time of surrender of the old certificates, all such unpaid dividends or distributions will be paid without interest.

Federal Income Tax Consequences

The following description of the material federal income tax consequences of the reverse stock split is based on the Internal Revenue Code, applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of any of the proposed reverse stock splits. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. We urge stockholders to consult their own tax advisors to determine the particular consequences to them.

We believe that because the reverse stock split is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, the reverse stock split will likely have the following federal income tax effects.

A stockholder who receives solely a reduced number of shares of our common stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of our common stock will equal the stockholder’s basis in its old shares of common stock and the holding period of the common stock received after the reverse stock split will include the holding period of the common stock held prior to the reverse stock split exchanged therefore.

We will not recognize any gain or loss as a result of the reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 18, 2007. The information in this table provides the ownership information for:

•	each person known by us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our directors;

•	each of our executive officers; and

•	our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common Stock beneficially owned and percentage ownership is based on 609,410,294 shares outstanding on October 18, 2007, and assuming the exercise of any options or warrants or conversion of any convertible securities held by such person, which are presently exercisable or will become exercisable within 60 days after October 18, 2007.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Outstanding
John D. Stanton 2515 E Hanna Avenue Tampa, Florida 33610	392,795,260	(1)(2)	64.45%
Jaime Jurado 2515 E Hanna Avenue Tampa, Florida 33610	39,377,897	(3)	6.52%
Nicholas R. Tomassetti 853 Vanderbilt Beach Road Naples, Florida 34108	1,000,000.17%
David E Crow 2515 E Hanna Avenue Tampa, Florida 33610	600,000.10%
Barry Markowitz 2515 E Hanna Avenue Tampa, Florida 33610	500,0000		.08%
Frank W. Barker, Jr. 10396 57th Way North Pinellas Park, Florida 33782	1,500,000.25%
Ralph W. Hughes Revocable Family Trust P.O. Box 24567 Tampa, Florida 33623	32,016,719	(2)	5.30%
Escape Velocity, Inc. P.O. Box 24567 Tampa, Florida 33623	50,160,000	(2)	8.30%
Stone Enclosure, Inc. P.O. Box 24567 Tampa, Florida 33623	50,731,070	(2)	8.4%
Wade, Inc. of Tampa Bay P.O. box 18341 Tampa, Florida 33679	50,731,070	(2)	8.4%
Denoument Strategies, Inc. P.O. Box 24567 Tampa, Florida 33623	80,173,120	(2)	13.27%
Bunker Positioning, Inc. P.O. Box 24567 Tampa, Florida 33626	41,000,000	(2)	6.79%
Pangea Ultima, Corporation. P.O. Box 24567 Tampa, Florida 33623	120,000,000	(2)	19.86%
All Officers and Directors (six persons)	435,773,157		72.12%

(1)	Includes options to purchase 1,533,800 shares of Common Stock at $.195 per share.
(2)	Includes all shares owned by entities with which Mr. Stanton and the Ralph W. Hughes revocable family trust are affiliated. Of these affiliated entities, Escape Velocity, Stone Enclosure, Inc., Wade, Inc., Denoument Strategies, Inc. Bunker Positioning, Inc., and Pangea Ultima Corporation each own shares in EFTI in excess of five percent of the Company’s outstanding common shares as of December 31, 2006.
(3)	Includes 12,688,949 shares owned by spouse.

ADDITIONAL INFORMATION

The Company will provide upon request and without charge to each stockholder receiving this Information Statement a copy of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, including the financial statements and financial statement schedule information included therein, as filed with the SEC. The Annual Report are incorporated in this Information Statement. You are encouraged to review the Annual Report together with subsequent information filed by the Company with the SEC and other publicly available information.

EXHIBIT INDEX

Exhibit A	Certificate of Amendment to the Certificate of Incorporation

By Order of the Board of Directors,
/s/ John D. Stanton
John D. Stanton
Chairman of the Board of Directors

Tampa, Florida

*, 2007

COVER LETTER

TO:	Amendment Section

Division of Corporations

NAME OF CORPORATION: EarthFirst Technologies, Incorporated

DOCUMENT NUMBER: P97000067689.

The enclosed Articles of Amendment and fee are submitted for filing.

Please return all correspondence concerning this matter to the following:

MarK Clancy, Corporate Secretary (Authorized Signatory)

(Name of Contact Person)

EarthFirst Technologies, Incorporated

(Firm/Company)

            2515 E. Hanna Avenue

(Address)

            Tampa, Florida 33610

(City/ State and Zip Code)

For further information concerning this matter, please call:

Mark Clancy, Corporate Secretary	at (813) 238-5010
(Name of Contact Person)	(Area Code & Daytime Telephone Number)

Enclosed is a check for the following amount:

☐$35 Filing Fee	☐$43.75 Filing Fee &	☒$43.75 Filing Fee &	☐$52.50 Filing Fee
	Certificate of Status	Certified Copy	Certificate of Status
		(Additional copy is enclosed)	Certified Copy (Additional Copy is enclosed)

Mailing Address	Street Address
Amendment Section	Amendment Section
Division of Corporations	Division of Corporations
P.O. Box 6327	Clifton Building
Tallahassee, FL 32314	2661 Executive Center Circle
Tallahassee, FL 32301

Articles of Amendment

to

Articles of Incorporation

of

            EarthFirst Technologies Incorporated

(Name of corporation as currently filed with the Florida Dept. of State)

            P97000067689

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word “corporation,” “company” or “incorporated” or the abbreviation “Corp’ “Inc’ or “Co”) (A professional corporation must contain the word “chartered” “professional association,” or the abbreviation “P.A.”)

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Paragraph One of Article III is hereby amended to delete the existing paragraph in its entirety and replace it as follows:

This corporation is authorized to issue 750,000,000 (seven-hundred fifty million) shares of Common Stock having a par value of $0.0001, Which shares will be and hereby are designated as “Common Shares.” Without action by the shareholders, any or all of the authorized shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors of this Corporation. Upon the filing and effectiveness of this Articles of Amendment, every [twenty/sixty/one hundred/one hundred ten] outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the foregoing combination. All fractional shares shall be rounded up to the next whole number of shares. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A): N/A

The date of each amendment(s) adoption: October 18, 2007

Effective date if applicable:	Upon the filing of this Article of Amendment
(no more than 90 days after amendment file date)

Adoption of Amendment(s)	(CHECK ONE)

☒	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(‘s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by

(voting group)

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature:	/s/ Mark Clancy
(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)
Mark Clancy
(Typed or printed name of person signing)

Corporate Secretary
(Title of person signing)
FILING FEE: $35